Exhibit 5.1

March 24, 2025

Viewbix Inc.

Hanehoshet St

Building B, 7th floor

Tel Aviv, Israel 6971068

Re: Viewbix Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Viewbix Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1, including the prospectus constituting a part thereof (as may be amended, the “Registration Statement”), being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale under the Registration Statement by the selling stockholders (the “Selling Stockholders”) named in the Registration Statement of an aggregate of 6,256,323 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) as follows (i) 1,558,398 shares of Common Stock held by the Selling Stockholders (the “Initial Shares”); (ii) 1,323,000 shares of Common Stock issuable to Selling Stockholders pursuant to a securities exchange agreement (the “Securities Exchange Agreement”) (such shares of Common Stock, the “Exchange Shares”); (iii) 1,845,914 shares of Common Stock issuable upon the conversion of credit facilities entered into between the Company and certain of the Selling Stockholders (the “Credit Facilities”, and such shares of Common Stock underlying the Credit Facilities, the “Conversion Shares”); and (iv) 1,529,011 shares of Common Stock issuable upon the exercise of warrants issued and to be issued to the Selling Stockholders (the “Warrants”, and such shares of Common Stock underlying the Warrants, the “Warrant Shares”). All share amounts in this opinion have been adjusted to reflect the 1-for-4 reverse stock split of the Company’s outstanding shares of Common Stock that was effected on July 15, 2024 with a marketplace effective date of March 14, 2025.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following (collectively, the “Documents”):

1.	the Registration Statement;

2.	the Company’s Amended and Restated Certificate of Incorporation, dated August 31, 2022;

3.	Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation, dated July 15, 2024;

4.	the Company’s Amended and Restated Bylaws, dated September 19, 2022;

5.	resolutions adopted by the Company’s Board of Directors approving, among other things, the issuance of the Registered Shares; and

Greenberg Traurig, | P.A. Attorneys at Law
Azrieli Center, Round Tower | 132 Menachem Begin Road, 30th Floor | Tel Aviv, Israel 6701101 | T +1 +972 (0) 3 636 6000 | F +1 +972 (0) 3 636 6010
www.gtlaw.com

Viewbix Inc.

March 24, 2025

6.	such other documents and records and other certificates and instruments and matters of law as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In rendering the opinions set forth below, we have assumed: (i) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents; (ii) each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent and authorized to do so; (iii) each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory; and (iv) the obligations of each party set forth therein are legal, valid and binding obligations of such party and are enforceable against such party in accordance with all stated terms.

As to matters of fact, we have relied upon the Documents and, solely to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company, without independently verifying the accuracy of such documents, records and instruments.

Based solely upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that (i) the Initial Shares are duly and validly issued, fully paid and non-assessable; (ii) the Exchange Shares have been duly authorized, and upon issuance pursuant to the terms of the Securities Exchange Agreement will be validly issued, fully paid and non-assessable; (iii) the Conversion Shares have been duly authorized, and when a Credit Facility is converted pursuant to the terms thereof, the Conversion Shares issuable at that time by the Company to such Selling Stockholder will be validly issued, fully paid and non-assessable; and (iv) the Warrant Shares have been duly authorized, and when a Warrant is exercised by a Selling Stockholder pursuant to the terms thereof, including payment of the exercise price as provided for in the applicable Warrant, the Warrant Shares issuable at that time by the Company to such Selling Stockholder will be validly issued, fully paid and non-assessable.

This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We do not express any opinion herein concerning any law other than the laws of the State of Delaware and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, P.A.